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Target Corporation
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Expect More. Pay Less. Winning... Strategy Powerful Brand... Proven Results.

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including projections of EPS growth, and statements regarding market share growth and credit card write-offs. Such statements speak only as of the date they are made and are subject to risks and uncertainties which could cause the company’s actual results to differ materially. The most important risks and uncertainties are described in Item 1A of the company’s Form 10-K for the fiscal year ended January 31, 2009. Forward looking statements

Target’s Performance and Strategic Priorities

Target today1 1 Source: Target fiscal year end 31-January-2009 10-K filing, unless otherwise indicated. 2 As of 30-April-2009. 3 Earnings before interest expense and income taxes of $4.4bn, plus depreciation and amortization of $1.8bn. 4 As of 30-April-2009. $41.26 per share * 752.7mm shares outstanding per fiscal year end 31-January-2009 10-K filing. Offers credit to qualified guests through branded (Target Visa, Target Card) proprietary credit cards Credit Card Segment 20%: Apparel and accessories 21%: Home furnishings and decor 22%: Electronics, entertainment, sporting goods and toys 22%: Health and Household essentials 15%: Food Merchandise Categories (% of sales) $65bn of revenue in FY2008 $6.2bn of EBITDA3 in FY 2008 $31 billion market capitalization4 Total Company Financials 1,699 large-format general merchandise and food discount stores in 49 states2 Over 200 million retail square feet 34 distribution centers Integrated online business (Target.com) Ranked 4th in unique visits among retail websites in 2008 Approximately 350,000 employees Retail Segment

Target’s Board and management have consistently delivered outstanding financial results and shareholder value Proven track record of growth in stores, revenues and profitability Responsible stewards of shareholder capital Total return to shareholders in the top quartile for the peer group Well positioned in any economic environment Forward-looking, dynamic and differentiated strategy Experienced management team with demonstrated ability to execute Strong balance sheet and credit ratings Continued commitment to core vision, mission and values “Expect More. Pay Less.” brand promise Continuous pipeline of new initiatives focused on profitable market share growth Unique combination of innovation and superior execution

VISION To be the Best Company Ever for our guests, team members, shareholders and communities MISSION To make Target the preferred shopping destination for our guests by delivering outstanding value, continuous innovation and an exceptional guest experience by consistently fulfilling our “Expect More. Pay Less.” brand promise VALUES Be Fast, Fun & Friendly Foster an Inclusive Culture Pursue Leadership Excellence Embrace Speed is Life Advance our Reputation STRATEGIC PRIORITIES Growth Drivers Gross Margin & Profitability Expense, Productivity & Capital Superior Experience Organizational Effectiveness Reputation Management Our vision, mission, values and strategic priorities Key Initiatives

Building a strong company Store Base Total Revenues ($ in millions) 7.1% CAGR 10.9% CAGR Source: Public filings Note: All figures from continuing operations 1,225 1,308 1,397 1,488 1,591 1,682 851 912 977 1,053 1,147 0 200 400 600 800 1000 1200 1400 1600 1800 FY98 FY99 FY00 FY01 FY02 FY03 FY04 FY05 FY06 FY07 FY08 $42,025 $46,839 $52,620 $59,490 $63,367 $64,948 $23,008 $26,529 $29,740 $33,021 $37,410 $0 $10,000 $20,000 $30,000 $40,000 $50,000 $60,000 $70,000 FY98 FY99 FY00 FY01 FY02 FY03 FY04 FY05 FY06 FY07 FY08

Building a profitable company ($ in millions, except for per share data) Total EBITDA and Margin Diluted EPS 13.8% CAGR 14.2% CAGR Source: Public filings Note: All figures from continuing operations $4,257 $5,732 $6,565 $6,931 $6,228 $1,710 $2,374 $2,660 $3,778 $0 $1,000 $2,000 $3,000 $4,000 $5,000 $6,000 $7,000 $8,000 FY98 FY99 FY00 FY01 FY02 FY03 FY04 FY05 FY06 FY07 FY08 EBITDA EBITDA Margin 7.4% 8.9% 8.9% 9.3% 10.1% 10.1% 10.4% 10.9% 11.0% 10.9% 9.6% 0.0% 5.0% 10.0% 15.0% $3,066 $4,860 $1.76 $2.07 $2.71 $2.86 $3.33 $3.21 $0.76 $0.88 $1.06 $1.21 $1.51 $0.00 $0.50 $1.00 $1.50 $2.00 $2.50 $3.00 $3.50 FY98 FY99 FY00 FY01 FY02 FY03 FY04 FY05 FY06 FY07 FY08

Creating value for our shareholders Total Shareholder Return Source: Bloomberg Ten Years Ended 31-December-2007 (50)% 0% 50% 100% 150% 200% 250% 300% N.M. (3)% 11% 27% 48% 50% 78% 128% 156% 163% 164% 169% 218% 224% 293% 1,232% Sears Holdings JCPenney Safeway Macy’s Kroger Home Depot S&P 500 SuperValu Walgreen Wal-Mart CVS Kohl’s Target Costco Lowe’s Best Buy 350%

A strong combination of profitability and expected growth 5-Yr Projected EPS Growth2 Last Twelve Months EBITDA Margin1 Source: Public filings 1 As of latest publicly announced quarter as of 01-May-2009. 2 IBES consensus estimates as of 01-May-2009. 3.4% 3.5% 5.1% 5.4% 5.7% 6.8% 8.4% 8.6% 8.7% 9.6% 10.8% 11.0% 12.7% 7.3% 6.9% 0.0% 2.0% 4.0% 6.0% 8.0% 10.0% 12.0% 14.0% Sears Costco Kroger Co Supervalu Best Buy Safeway Walgreen Wal-Mart CVS Home Depot JCPenney Target Macy’s Lowe’s Kohls Corp 6.0% 9.0% 11.0% 11.0% 11.0% 12.0% 13.0% 13.0% 13.0% 14.0% 14.0% 14.0% 9.0% 9.5% 10.0% 0.0% 5.0% 10.0% 15.0% Supervalu Kroger Co Sears Safeway Home Depot Wal-Mart JCPenney Macy’s Lowe’s Walgreen Costco Best Buy Kohls Corp CVS Target

Well positioned in any economic environment Total Shareholder Return Source: Bloomberg Target’s share price performance in the past sixteen months has been down, but Target’s total shareholder return remains better than most industry peers Sixteen Months Ended 30-April-2009 (54)% (45)% (41)% (39)% (39)% (29)% (27)% (25)% (19)% (18)% (16)% (16)% (3)% (1)% 2% 8% -65% -55% -45% -35% -25% -15% -5% 5% 15% SuperValu Macy’s Safeway S&P 500 Sears Holdings Costco JCPenney Best Buy CVS Kroger Walgreen Target Lowe’s Kohl’s Home Depot Wal-Mart

Well positioned in any economic environment Total Shareholder Return1 Source: Bloomberg Note: Permission to use quotes was neither sought nor granted Year-to-date 7-May-2009. . Target remains focused on successful execution of its strategy to generate shareholder value over time “...Target’s retail and credit businesses are at a positive inflection point.” – William Blair & Company, 17-April-2009 2009 (18)% (17)% (12)% (11)% (5)% 1% 11% 13% 15% 22% 24% 24% 25% 40% 49% 56% -25% -15% -5% 5% 15% 25% 35% 45% 55% 65% Kroger Safeway Costco Wal-Mart Lowe’s S&P 500 CVS Home Depot SuperValu Kohl’s Walgreen Target Macy’s Best Buy Sears Holdings JCPenney

Given Target’s growth profile, maintaining our strong investment grade credit ratings is strategically important. BBB- BBB BBB+ A- A A+ AA- AA Costco Wal-Mart Best Buy, Kroger Safeway BB+ Lowe’s, Target, Walgreens CVS, Home Depot, Kohl’s BB BB- Sears, SuperValu “Target’s strong liquidity continues as a credit positive, and provides support for the current ratings.” - Moody’s Investors Services, 10-Mar-2009 “Target’s credit ratings are among the highest in retail, which is a critical advantage in an environment of tighter access to credit.” - Deutsche Bank, 24-Oct-2008 Note: Permission to use quotes was neither sought nor granted. JCPenney, Macy’s Note: As of 30-April-2009.

Target’s Corporate Governance and Board of Directors

Target has embraced strong corporate governance practices for decades “We believe the board should be the dominant force propelling the company toward the realization of its opportunities and the fulfillment of its obligations...While the board should rightfully expect management to provide leadership, it is the duty of the board to stimulate, to give direction, appraise and, if necessary, change managementAs such, we believe that the board of directors should be an active and aggressive force in building, not just protecting, the interests of the shareholder.” - Donald C. Dayton, 6-May-1968 “We have long believed that a strong board of directors makes a strong management even stronger.” - Kenneth N. Dayton, 3-May-1983 Note: Permission to use quotes was neither sought nor granted. A longstanding commitment that is a legacy of the company’s founders A commitment to regularly refresh its Board with new members Term limits Mandatory retirement age A requirement that any director whose principal employment substantially changes submit an offer of resignation for consideration by the board A post-retirement term limit A preponderance of independent board members Audit Committee comprised exclusively of financial experts Regular meetings of independent directors in executive session without management Key Elements of Board Governance

July 2004 Completed sale of Marshall Field’s for $3.2 billion in cash January 2000 Name change to Target Corporation May 2008 Sold undivided interest in credit card receivables to JP Morgan Chase for $3.6 billion in cash September 2004 Completed sale of Mervyn’s for $1.7 billion in cash November 2007 Announced $10 billion share repurchase program, replacing prior authorization Recent Actions Our board has a history of listening to shareholder ideas and concerns and taking action when appropriate “We appreciate management’s willingness to listen to and evaluate ideas proposed by shareholders.” -- Pershing Square REIT presentation 29-Oct-2008 Note: Permission to use quotes was neither sought nor granted.

Our Board members represent an array of substantial experience and senior leadership All of our independent directors were chosen after a comprehensive search and a thorough vetting process Diverse backgrounds and talents Extensive, successful track records in highly relevant positions with well-respected organizations Board composition balances fresh perspectives of new members with continuity from more experienced members 6 out of 12 Board members have been added since 2002, with 3 of these added since 2007 Our director nominees– Mary Dillon, Richard Kovacevich, George Tamke, Sol Trujillo—complement the experience, skills and perspectives of the other individuals on our Board of Directors, each of whom brings valuable leadership and insight to matters critical to the company’s success Pershing Square’s assertions that our Board lacks relevant experience in retail, credit cards and other aspects of our business are simply wrong We believe that Pershing Square’s attempt to displace our four incumbent directors would greatly diminish the strength and talent of the Board and is not in the best interest of Target shareholders

The Board is well balanced with individuals of diverse knowledge and experience relevant to our business

	Director	Experience
	Roxanne S. Austin	▪ President of Austin Investment Advisors since January 2004 ▪ Previously served as President and Chief Operating Officer of DirecTV ▪ Director of Abbott Laboratories, Teledyne Technologies, LM Ericsson Telephone
	Calvin Darden	▪ Chairman of the Atlanta Beltline, Inc. ▪ Previously served as Sr. VP of U.S. Operations of UPS from 1998-2005 ▪ Director of Cardinal Health, Coca-Cola Enterprises
	**Mary N. Dillon**	▪ **Since 2005, Global Chief Marketing Officer and Executive VP of McDonald's, the leading global foodservice retailer** ▪ **Previously served as President of Quaker Foods division of PepsiCo**
	James A. Johnson	▪ Vice Chairman of Perseus, a merchant banking private equity firm since 2001 ▪ Director of The Goldman Sachs Group, Forestar Real Estate Group
	**Richard M. Kovacevich**	▪ **Since 2001, Chairman of Wells Fargo, one of the largest credit and debit card issuers in the United States. Also served as CEO of Wells Fargo from 1998-2007** ▪ **Director of Cargill, Cisco Systems**
	Mary E. Minnick	▪ Partner of Lion Capital since 2007 ▪ Previously at Coca-Cola for 23 years, most recently EVP and President of Marketing, Strategy and Innovation ▪ Director of Heineken

	Director	Experience
	Anne M. Mulcahy	▪ Chairman and CEO of Xerox Corp. Has been with Xerox Corp. since 1976 ▪ Director of Citigroup, Fuji Xerox, The Washington Post Company
	Derica W. Rice	▪ Sr. VP and CFO of Eli Lilly since May 2006. Has been with Eli Lilly since 1990
	Stephen W. Sanger	▪ Served as Chairman and CEO of General Mills from 1995 to 2007. Retired as CEO of General Mills in 2007 and as Chairman in 2008. Had been with General Mills in various positions since 1974 ▪ Director of Wells Fargo, Pfizer
	Gregg W. Steinhafel	▪ Chairman of the Board, CEO and President of Target. Has been President since 1999, at DHC/TGT since 1979 ▪ Director of The Toro Co.
	**George W. Tamke**	▪ **Since 2000, Partner at Clayton, Dubilier & Rice with a focus on consumer and retail companies** ▪ **Director of Culligan Ltd., Hertz Global Holdings, ServiceMaster Global Holdings**
	**Solomon D. Trujillo**	▪ **CEO of Telstra Corporation since 2005. an Australian telecommunications and information services company; Retiring on June 30, 2009** ▪ **Former CEO of Orange S.A., and US West**

Note: Highlighted names represent directors up for re-election in 2009

17

Mary N. Dillon Substantial experience in marketing, brand management, food retailing and consumer sales Executive Vice President and Global Chief Marketing Officer, McDonald’s Corporation, the leading global foodservice retailer, where she has responsibility for building and maintaining the important McDonald’s brand with customers Former President of the multi-billion dollar Quaker Foods division of PepsiCo Corporation, where she had responsibility for the entire Quaker Foods business, including merchandising, pricing, product development, finance and sales performance at all grocery, club, and mass retailers in the U.S. Member of the Target Board of Directors Executive Committee, the Corporate Responsibility Committee and the Corporate Governance Committee Ms. Dillon’s fresh perspectives and broad experience make her an important contributor to the successful development and execution of Target’s food strategy and management of Target’s brand image

Richard M. Kovacevich Leader in financial services industry Chairman, and from 1998 to 2007, also CEO, of Wells Fargo Wells Fargo is the largest commercial real estate lender in the U.S., the largest commercial real estate broker in the U.S., the second largest bank by market capitalization in the U.S., and one of the largest credit card and debit card issuers in the U.S. As of the end of 2008, Wells Fargo had $23.6 billion of credit card loans outstanding In his capacity as CEO of Wells Fargo, Mr. Kovacevich also managed one of the country’s largest retail banking chains, serving customers throughout the United States with over 11,000 locations Member of the Target Board of Directors Executive Committee, Nominating Committee, Audit Committee and the Corporate Governance Committee. Mr. Kovacevich’s guidance in matters relating to the credit card business, real estate and financial markets has been of great value

George W. Tamke Seasoned operator of multinational businesses including retail, customer service and other industries, with particular expertise in driving organizational efficiency In his capacity as Partner at Clayton, Dubilier & Rice, Inc., a private equity investment firm, Mr. Tamke serves as a director of portfolio companies with world class brands and millions of customers: Chairman of Culligan Ltd., Lead Director of Hertz Global Holdings, Inc. and Chairman of ServiceMaster Global Holdings, Inc. Formerly served as Vice Chairman and co-CEO of Emerson Electric and as interim CEO of Kinko’s, Inc. Member of the Target Board of Directors Executive Committee, the Nominating Committee, the Audit Committee, the Finance Committee and the Corporate Governance Committee Mr. Tamke’s expertise in driving lean organizations has contributed to Target’s track record of efficiency and profitable growth

Solomon D. Trujillo Leader of international technology and telecommunications companies Chief Executive Officer of Telstra Corp. Ltd., Australia’s leading telecommunications and information services company which operates hundreds of retail locations and the world’s largest and fastest national mobile broadband network Formerly Chief Executive Officer of Orange S.A., a European telecommunications company which serves millions of customers and operates thousands of retail locations in 20 countries Also served as Chief Executive Officer of US West, providing service to over 25 million customers, until its sale to Qwest in 1999 Member of the Target Board of Directors Executive Committee, the Compensation Committee and the Corporate Governance Committee. Also, the Chairman of the Corporate Responsibility Committee Mr. Trujillo’s expertise in technology and international business has been critical in guiding Target’s $500 million annual investment in technology and providing global perspective to Target, the third largest importer in the United States with 30 global sourcing offices

Pershing Square’s Proxy Fight

We conducted a comprehensive evaluation of Pershing Square’s Credit Card proposal We announced a review of this proposal following our September 2007 Board meeting Engaged Goldman Sachs and First Annapolis Approached market with RFP process Review took longer than expected Rapidly deteriorating markets in late 2007 and early 2008 drove sharp increases in potential partners’ funding costs Economics to Target suggested by Pershing Square not attainable then or now Successfully closed $3.6 billion transaction with JPMorgan Chase in May 2008 Terrific strategic partner Achieved meaningful transfer of risk Transaction economics driven by market conditions Transaction size (47%) driven by Target’s preferred structure

We conducted a comprehensive evaluation of Pershing Square’s REIT proposal We met with Bill Ackman numerous times reviewing multiple iterations of his REIT proposal Our evaluation of Pershing’s various REIT proposals incorporated judgments from capital markets and structured finance products experts We gauged interest from potential REIT, TIPs and hedge fund investors through direct conversations regarding the REIT proposals We collected observations regarding the proposals from shareholders, research analysts and other third party sources We discussed the potential credit ratings impact to Target directly with S&P, Moody’s and Fitch

We ultimately concluded Pershing’s REIT proposals were not in the best interests of our shareholders due to a number of concerns Pershing assumes debt pay-down using proceeds from an IPO of the REIT entity that would be the largest REIT IPO ever. However, these proceeds would still be well short of the amount needed to address concerns about the leverage burden on remaining retail assets Feedback from the investor community demonstrated limited interest in REIT vehicle Pershing’s assertion of value creation is unsubstantiated and based on significant P/E multiple expansion and long-term tax assumptions We believe the proposed transaction is similar to a leveraged recapitalization and that now is not the right time to pursue it. We believe that it would threaten our credit rating, financial flexibility and access to capital Pershing Square’s proposal would encumber Target with $1.4b of annual lease expenses for 75 years increasing at the rate of inflation Pershing’s real estate proposal contemplates $1.4 billion of annual added costs to Target...without assuring any value creation

Following the rejection of his REIT proposal, Bill Ackman took a series of steps to advance his agenda Proposed nominating himself and Matt Paull well after the deadline for nominations However, members of the Nominating Committee interviewed and considered both candidates Pershing Square subsequently acknowledged that Mr. Paull had an anti-trust conflict because he was a director of Best Buy, a major competitor in the consumer electronics business Pershing Square withdrew Matt Paull from nomination, then informally proposed Ron Marshall, CEO of Borders Books, who also had an anti-trust conflict, and subsequently proposed two other candidates, who are now part of Pershing Square’s slate The final two Pershing Square nominees, Jim Donald and Ron Gilson, were never mentioned to the Nominating Committee or Target Board before Pershing Square launched its proxy contest Jim Donald has an anti-trust conflict due to his role on the Rite Aid Board; He has indicated he will abandon his position on that Board if elected to the Target Board Target has a long-standing commitment to shareholder engagement Target has been fully engaged with, and responsive to, Pershing Square for 21 months Despite being well beyond this year’s deadline for submission of Board nominees, Target’s Nominating Committee gave full consideration to Pershing Square’s candidates Sought Board Representation Target’s Response

Following the rejection of his REIT proposal, Bill Ackman took a series of steps to advance his agenda Raised issue about board size (13 vs. 12) and suggested arbitration to resolve the issue Suggested use of a Universal Proxy Card on the day of our definitive proxy filing, despite the impracticality of implementation due to lack of a viable automated tabulation system Made Technical Arguments Contributing to Shareholder Confusion Target’s Response Target has a long-standing commitment to strong corporate governance Despite our firm belief that Target’s Board size is 12 members, Target has elected to allow shareholders to vote to determine the size Adopting a universal proxy card cannot be implemented in any reliable fashion in the time frame of this proxy contest, especially since the suggestion was made by Pershing Square well after launching their proxy contest and on the same day Target filed its definitive proxy materials In 2004, Richard Daly, CEO of Broadridge, testified to the SEC that it would be a six-to seven month effort to convert their systems to accommodate this change We believe our shareholders are not confused by the current system

Concluding Remarks

We believe Pershing Square’s candidates would not be in the best interests of Target shareholders Target is recognized as a best-in-class retailer with a longstanding record of delivering superior shareholder value and has a clear strategy that will continue to create value Target’s diverse and independent Board is recognized as a first-class steward of shareholder value and the leader of an outstanding corporate citizen Despite Bill Ackman’s public disclaimers, we believe Pershing Square’s primary motive for its proxy fight is predicated on advancing a short-term, risky agenda (like the REIT Proposal) that would not benefit the company’s shareholders We believe Pershing Square’s interests are not aligned with long-term shareholders given the short term orientation of the majority of its beneficial ownership position We believe Pershing Square’s misguided attempt to displace the four talented directors from the Target Board who are up for election is not in the best interest of Target shareholders We Are Here to Ask for Your Support for Our Slate of Nominees for Target’s Board